Exhibit 99.01


                    ADELPHIA ANNOUNCES EXPECTED RIGAS FAMILY
                     AGREEMENT FOR PURCHASE OF COMMON STOCK


Coudersport, PA, September 29, 1999 -- Adelphia Communications Corporation (NASDAQ-NNM: ADLAC) announced today that it expects to enter into an agreement with the family of John Rigas, its Chairman and Chief Executive Officer, pursuant to which the Rigas family would agree to purchase up to 2.5 million shares of Class B Common Stock of Adelphia.

The Rigas family purchase would be at a per share price equal to the public offering price less the underwriting discount in Adelphia's pending public offering of Class A Common Stock, plus interest accruing from the date of the closing of the public offering to the date of the closing on the Rigas family purchase. The Class A Common Stock offering was previously the subject of an Adelphia press release dated September 16, 1999. Under the proposed agreement, the closing on the purchase of Class B Common Stock by the Rigas family would occur within 270 days following the closing of the company's Class A Common Stock offering. It is anticipated that the Rigas family purchase agreement will be executed concurrent with the underwriting agreement for the Class A Common Stock offering, following receipt by Adelphia's board of directors of a fairness opinion regarding the Rigas family purchase.
The Class A Common Stock offering will be made only by means of a prospectus.

Adelphia Communications Corporation is one of the largest cable television operators in the United States.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of Adelphia's securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Contact:  Timothy J. Rigas, Executive Vice President and Chief Financial Officer
           of Adelphia, (814) 274-9830.